EXHIBIT 10.1
HOLDING COMPANY LOAN AGREEMENT

Principal $23,000,000	Loan Date May 8, 2009	Maturity May 8, 2012	Loan No	Call / Coll	Account	Officer	Initials
References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing ***** has been omitted due to text length limitations.

This HOLDING COMPANY LOAN AGREEMENT (this “Agreement”) dated as of May 8, 2009, is between PACIFIC COAST BANKERS’ BANK (the “Bank”) and Intermountain Community Bancorp (the “Borrower”).
1.	FACILITY A: VARIABLE RATE TERM LOAN ($9 MILLION).
1.1	Outstanding Term Loan. As of May 1,2009, there is or is expected to be $23,302,613.19 in outstanding indebtedness owed by Borrower to Bank under a non-revolving line of credit (the “Prior Loan”). The Prior Loan is currently subject to the terms and conditions of, among other documents, (a) a Promissory Note dated November 27, 2007, (b) a Business Loan Agreement dated November 27, 2007, including the Addendum to business Loan Agreement dated November 27, 2007, and (c) a Change in Terms Agreement dated January 29, 2009 (documents (a) — (c) collectively, the “Prior Loan Documents”). As of the date of this Agreement, $9,000,000 of the Prior Loan is deemed outstanding as Facility A under this Agreement, and is subject to all the terms and conditions stated in this Agreement.

1.2	Repayment Terms.
(a)	Borrower will pay this loan in 35 regular payments of $64,205.69 each and one Irregular last payment estimated at $8,627,394.44. Borrower’s first payment is due June 15, 2009, and all subsequent payments are due on the same day of each month after that. Borrower’s final payment will be due on May 8, 2012, and will be for all principal and all accrued interest not yet paid. Payments Include principal and interest.

(b)	The Borrower may prepay amounts outstanding under Facility A in full or in part at any time; however. Borrower must pay Bank a prepayment fee equal to 1.00% of the Obligations then outstanding under Facility A.
1.3	Interest Rate. The interest rate is 7.00% per year.
2.	FACILITY B: VARIABLE RATE TERM LOAN ($11 MILLION).
2.1	Outstanding Term Loan. As of the date of this Agreement, $11,000,000 of the Prior Loan is deemed outstanding as Facility B under this Agreement, and is subject to all the terms and conditions stated in this Agreement.

2.2	Repayment Terms.
(a)	Borrower will pay this loan in 35 regular payments of $60,607.26 each and one irregular last payment estimated at $10,286,950.81. Borrower’s first payment is due June 15, 2009, and all subsequent payments are due on the same day of each month after that. Borrower’s final payment will be due on May 8, 2012, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest.

(b)	The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under the Agreement.
2.3	Interest Rate.
(a)	The interest rate is the Bank’s interest rate for 12-month certificates of deposit, as determined by Bank and as of May 8, 2009, plus 2.35% per year. Said interest rate will reset on each anniversary of May 8, 2009 as the rate in effect on such anniversary date (or the next preceding business day).
3.	FACILITY C: FIXED RATE TERM LOAN ($3 MILLION).
3.1	Outstanding Term Loan. As of the date or this Agreement, $3,000,000 of the Prior Loan is deemed outstanding as Facility C under this Agreement, and is subject to all the terms and conditions stated in this Agreement.

3.2	Interest Rate. The interest rate is 10.00% per year.

3.3	Repayment Terms.

(a)	Borrower will pay this loan in 35 regular payments of $27,575.07 each and one irregular last payment estimated at $2,935,394.19. Borrower’s first payment is due June 15, 2009, and all subsequent payments are due on the same day of each month after that, Borrower’s final payment will be due on May 8, 2012, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest.

(b)	The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.
3.4	Prepayments. The Borrower may prepay principal in full or in part at any time without the payment of a prepayment fee or premium. The prepayment will be applied to the most remote payment of principal due under this Agreement.
4.	RESERVED.

5.	FEES AND EXPENSES.
5.1	Fees.
(a)	Loan Fee. The Borrower agrees to pay a Facility A loan fee in the amount of $67,500, a Facility B loan fee in the amount of $27,500 and a Facility C loan fee in the amount of $30,000 for a total of $125,000. This total fee is due on or before May 8, 2009.

(b)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, all the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed five percent (5%) of any payment that is more than ten (10) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.
5.2	Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to. filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

5.3	Reimbursement Costs.
(a)	The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees. Including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)	The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.
6.	COLLATERAL.
6.1	Collateral for Facility A and Facility C. The real and personal property listed below now owned or owned in the future by the parties listed below will secure Borrower’s Obligations to Bank arising with respect to Facility A and Facility C. The collateral is further defined in security agreement(s) executed by the owners of the collateral. All real and personal property collateral securing any other present or future Obligations of Borrower to Bank (other than collateral pledged under Section 6.2 below) will also secure Borrower’s Obligations to Bank arising under Facility A and Facility C.
(a)	The following real property owned by Borrower: 414 Church Street, Sandpoint, ID 83864.

(b)	All of the issued end outstanding capital stock of Panhandle State Bank, as described in the Commercial Pledge Agreement and addendum thereto required by the Bank.
Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation). The Bank and the Borrower must comply with Regulation U. If any of the collateral is margin stock, the Borrower must provide to the Bank a Form U-1 Purpose Statement.

6.2	Collateral for Facility B, The personal property listed below now owned or owned in the future by the parties listed below will secure Borrower’s Obligations to Bank arising with respect to Facility B. The collateral is further defined in security agreement(s) executed by the owners of the collateral.
(a)	Deposits with the Bank and owned by Borrower in an amount not less than $11.000.000 pursuant to an Assignment of Deposit Account agreement.
7.	DISBURSEMENTS, PAYMENTS AND COSTS.
7.1	Disbursements and Payments.
(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by the Borrower. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs; then to any late charges; then to any accrued unpaid interest; and then to principal.

(b)	The Bank may honor instructions given by any one of the Individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”).

(c)	For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at Its discretion, require the Borrower to sign one or more promissory notes.

(e)	The Bank will not pay the Borrower interest on any overpayment.
7.2	Telephone and Telefax Authorization.
(a)	The Bank may honor telephone or telefax instructions for repayments or for the designation of optional interest rates given, or purported to be given, by any one of the Authorized Individuals.

(b)	Repayments will be withdrawn from account number 001-004035 owned by Borrower, or such other of Borrower’s accounts with the Bank as designated In writing by the Borrower.

(c)	The Borrower will Indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.
7.3	Direct Debit. The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number 001-004035 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).

7.4	Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing Interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar Interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

7.5	Interest Calculation. Except as otherwise stated in this Agreement, the annual interest rate for this Agreement is computed on a 365/360 basis; that is, by applying the ratio of the annual Interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. This results in more Interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

7.6	Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear Interest at a rate which is 5.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

8.	CONDITIONS. Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, Including any items specifically listed below.
8.1	Authorizations. Borrower must deliver to Bank (a) a copy of a resolution of the Board of Directors of Panhandle State Bank stating that dividends will be declared and paid in Borrower in an amount necessary to service Borrower’s indebtedness under this Agreement and (b) a copy of a resolution of Borrower’s Board of Directors authorizing the entry into this Agreement and the agreements related hereto.

8.2	Security Agreements. A signed Commercial Pledge Agreement addendum and a signed Assignment of Deposit Account agreement in form satisfactory to Bank, covering the personal property collateral which the Bank requires.

8.3	Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, property perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.

8.4	Payment of Fees, Payment of all fees and other amounts due and owing to the Bank, Including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

8.5	Repayment of Bonner Note. Evidence that the Bonner Note has been or will be repaid and cancelled on or before May 8, 2009. Borrower represents that as of the date hereof, approximately $930,698 is outstanding under a certain seller note in the original principal amount of $1,130,000 (the “Bonner Note”) payable to Bonner County Investment, Inc. and that the Bonner Note is secured only by a deed of trust on the real estate pledged to Bank.

8.6	Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

8.7	Deed of Trust. Signed and acknowledged original deed of trust and assignment of rents and amendments thereto, as required by the Bank, encumbering the real property collateral and granting Bank a first priority lien on the real property collateral securing all Indebtedness under this Agreement.

8.8	Title Insurance. An ALTA Form B-2006 lender’s extended coverage title Insurance policy (on a form acceptable to the Bank and from a title company acceptable to the Bank), for at least $13,000,00, insuring the Bank’s first priority security interest in the real property collateral, with only such exceptions as may be approved by the Bank and together with such endorsements as the Bank may require.

8.9	Tenant Agreements. A subordination agreement and an estoppel certificate from any tenants leasing the real property collateral.

8.10	Beneficiary Statements. Acceptable lien releases, including reconveyances, from the holders of any prior liens on the real property collateral. Including Bonner County Investments.

8.11	Legal Opinion. An opinion of counsel to Borrower in form and substance satisfactory to Bank.
9.	REPRESENTATIONS AND WARRANTIES. When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:
9.1	Formation. Borrower is a bank holding company in good standing and is duly formed and existing under the laws of the state of Idaho. Borrower owns 100% of the issued end outstanding shares of capital stock of Panhandle. No person other than Borrower has any right to acquire any securities of Panhandle. Borrower has no other subsidiaries other than Panhandle and certain statutory trusts that are issuers of trust preferred securities.

9.2	Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational documents or the laws and regulations to which Borrower is subject.

9.3	Enforceable Agreement This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

9.4	Good Standing. In each state in which the Borrower does business, it is property licensed, in good standing, and, where required, in compliance with fictitious name statutes.

9.5	No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

9.6	Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

9.7	Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

9.8	Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

9.9	Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

9.10	Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract. Instrument or obligation, except as have been disclosed in writing to the Bank.

9.11	Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

9.12	No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

9.13	Insurance. The Borrower has obtained, and maintained in effect, the Insurance coverage required in the “Covenants” section of this Agreement.
10.	COVENANTS. Some of the covenants in this Agreement may apply to Panhandle State bank, the wholly-owned subsidiary of Borrower (“Panhandle”). Some terms used but not defined in this “Covenants” section are those used in Borrower’s and/or Panhandle’s Consolidated Reports of Conditional Income (FFIEC) for a particular period and applicable laws and regulations (“Call Report”). The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:
10.1	Use of Proceeds. The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined In Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

10.2	Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.
(a)	Within 90 days of the fiscal year end, the annual financial statements and Annual Report of Borrower and Panhandle, certified and dated by an authorized financial officer. These financial statements may be company- prepared. The statements shall be prepared on a consolidated basis.

(b)	Within 30 days of the period’s and (including the last period in each fiscal year), quarterly financial statements of Borrower, certified and dated by an authorized financial officer. These financial statements may be company- prepared. The statements shall be prepared on a consolidated basis.

(c)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management to letters, sent or received by the Borrower to or from the Borrower’s auditor. If no management letter is prepared, the Bank may. In its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)	Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrower concurrent with the date of filing with the Securities and Exchange Commission.

(e)	Within 30 days of the end of each quarter, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the Information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower and/or Panhandle is taking and proposes to take with respect thereto.

(f)	Within 30 days of the end of each quarter, a detailed status report of any past due and non-accrual loans. Other Real Estate Owned (OREO), and a copy of the FASB 114 report of impaired loans for Borrower and each subsidiary of Borrower.

(g)	Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower as the Bank may reasonably request.
10.3	Capitalization of Panhandle. Ensure that Panhandle remains “well capitalized” (as defined under applicable law and regulation, including 12 C.F.R. §337.6) at all times.

10.4	Total Risk-Based Capital. Maintain, and cause Panhandle to maintain, a total risk-based capital level of 12.00% or more at all times (computed consistent with Call Report methodology).

10.5	Dividends and Distributions. To provide at least 10 days’ prior written notice to Bank before Borrower or Panhandle declares or pays any dividends (except dividends paid in capital stock), redemptions of stock or membership interests, distributions and withdrawals (as applicable) to their respective shareholders, other than those to fund Borrower’s payments hereunder and under its trust preferred securities and preferred stock, and other normal and reasonable expenses of the Borrower that do not adversely affect Borrower’s ability to satisfy its obligations under this Agreement.

10.6	Other Debts. Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank) or lease obligations as a tenant, or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:
(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e)	Additional debts and lease obligations of Borrower for business purposes which, together with the debts permitted under subparagraph(s) (a) — (d), above, do not exceed a total principal amount of $2,000,000 outstanding at any one time.
10.7	Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:
(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)	Liens for debts permitted under “Other Debts” above.
10.8	Acceleration Upon Change of Ownership. If there occurs a change of more than 50% in the direct or indirect capital ownership of the Borrower or of Panhandle, or if either Borrower or Panhandle sell or transfer more than 50% of their assets, then all indebtedness hereunder will be immediately and automatically due and payable without notice.

10.9	Notices to Bank. To immediately notify the Bank in writing of:
(a)	Any existing or threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower or Panhandle that Borrower would be required to report on Form 8-K with the Securities and Exchange Commission.

(b)	Any existing or threatened formal or informal enforcement action, including but not limited to cease and desist orders, memoranda of understanding or board resolutions required by governmental authorities with respect to Borrower or Panhandle, to the fullest extent such disclosure may be made under applicable law and regulation.

(c)	Any substantial dispute between any governmental authority and the Borrower or Panhandle.

(d)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(e)	Any material adverse change in the Borrower’s or Panhandle’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(f)	Any change in the Borrower’s or Panhandle’s name, legal structure, state of registration, place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.
“Obligor” means any guarantor or party pledging collateral to the Bank.

10.10	Insurance.
(a)	General Business Insurance. To maintain insurance as is usual for the business it is in.

(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.
10.11	Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

10.12	Books and Records. To maintain adequate books and records.

10.13	Audits. To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

10.14	Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

10.15	Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

10.16	Flood and Other Insurance. If any improved real property collateral is located in a designated flood hazard area, or becomes located in a designated flood hazard area after the date of this Agreement as a result of any re-mapping of flood insurance maps by the Federal Emergency Management Agency, the Borrower will be required to maintain flood insurance on the real property and on any tangible personal property collateral located on the real property. In addition, the Borrower shall maintain such other insurance as the Bank may require to comply with the Bank’s regular requirements and practices in similar transactions, which may include earthquake insurance and insurance covering acts of terrorism.

10.17	Inspections and Review of Loan Portfolio. To allow the Bank and its agents to conduct a review of the loan portfolio of Borrower and of Panhandle.

10.18	Inspections and Appraisals of Real Property. To allow the Bank and its agents to visit the real property collateral at any reasonable time for the purpose of inspecting the real property and conducting appraisals, and deliver to the Bank any financial or other information concerning the real property as the Bank may request.

10.19	Use or Leasing of the Real Property Collateral.
(a)	Together with Panhandle, occupy the real property collateral for the conduct of its regular business. The Borrower will not change its intended use of the real property without the Bank’s prior written approval. A portion of the space in the real property may be leased to unaffiliated third parties in accordance with the provisions of this paragraph.

(b)	To use reasonable efforts to keep all spaces on the real property leased. All leases of space, other than leases to Panhandle, shall be entered into with bona fide third party tenants, financially capable of performing their obligations under the leases. In arms-length transactions at the then current market rate for comparable space. The leases shall not contain any right to purchase the real property or any present or future interest in any portion of the real property other than the right to use and occupy the premises demised. The Borrower will promptly obtain and deliver to the Bank such estoppel certificates and subordination and attornment agreements from tenants as the Bank from time to time may require. The Borrower will perform all obligations of landlord under all leases.
10.20	Indemnity Regarding Use of Real Property. To indemnify, defend with counsel acceptable to the Bank, and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank’s counsel) arising out of or resulting from the construction of any improvements on the real property collateral, or the ownership, operation, or use of the real property collateral, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. The Borrower’s obligations to the Bank under this Paragraph shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the real property collateral or any part of it by foreclosure or any other means.

10.21	Facility C Covenants. The covenants in Section 10.21.1, Section 10.21.2 and Section 10.21.3 apply as long as any Obligations are outstanding under Facility C. Notwithstanding anything to the contrary in this Section or under related documents, it an event of default exists under Section 10.21.1, Section 10.21.2 or Section 10.21.3, then Bank may enforce its rights and remedies under law and under this Agreement (Including, but not limited to Section 13.5, 13.6 and 13.8 hereof) only with respect to Obligations under Facility C and/or with respect to the collateral pledged under Section 6.1 (b) hereof and under the Commercial Pledge Agreement and addenda thereto. Nothing in this Section 10.21 affects Bank’s right to enforce its rights and remedies with respect to an event of default other than an event of default arising under Section 10.21.1, 10.21.2 and/or Section 10.21.3 and, If there exists events of defaults under Section 10.21 and under other provisions of this Agreement, then the restriction in the previous sentence on Bank’s enforcement of its rights and remedies will not apply.

10.21.1 Facility C Loan to Value. Borrower must ensure that the amount of Tier 1 capital (computed consistent with Call Report methodology) of Panhandle is at least four limes (400% of) the amount of outstanding Obligations under Facility C at all times (the “Minimum Capital Level”). If Panhandle’s Tier 1 capital drops below the Minimum Capital Level For any reason, Borrower must, within 2 business days thereafter, either repay Obligations under Facility C or raise Panhandle’s Tier 1 capital in a lawful manner so that Borrower’s covenant in the previous sentence is satisfied.

10.21.2 Non-performing Assets; Losses. Borrower must:
(a)	Ensure that non-performing assets (90 days past due, non-accrual) as a percentage of capital and reserves (Tier 1 capital + ALLL reserves), as reported by Panhandle in the applicable Call Report, do not exceed 35.00% at the end of any fiscal quarter.

(b)	Ensure that non-performing assets (90 days past due, non-accrual) as a percentage of total loans and OREO, as reported by Panhandle in the applicable Call Report, do not exceed 7.00% at the end of any fiscal quarter.

(c)	Cause Panhandle to maintain on a quarterly basis as of the end of each fiscal quarter its allowance for loan and lease losses at an amount that exceeds 1.50% of its total loans and leases, net of unearned income (all computed consistent with Call Report methodology).
10.21.3	Debt Service Coverage Ratio. Maintain on a consolidated basis a Debt Service Coverage Ratio of at least 1.50:1.00 measured quarterly.
(a)	“Debt Service Coverage Ratio” means the ratio of (a) Cash Flow to (b) aggregate debt obligations of Borrower, including those related to trust preferred securities end obligations hereunder, excluding from the denominator and the numerator the amount of Panhandle’s non-recurring expense for FDIC special assessments in 2009. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the three-month period ending with that reporting period. That current portion of long-term liabilities will be measured as of the last day of the calculation period.

(b)	‘Cash Flow” is defined as consolidated earnings before Interest, depreciation and amortization
11.	HAZARDOUS SUBSTANCES — REAL PROPERTY SECURITY.
11.1	Indemnity Regarding Hazardous Substances. The Borrower agrees to Indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs end expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank’s counsel) or loss directly or indirectly arising out of or resulting from any of the following:

(a)	Any hazardous substance being present at any time, whether before, during or after any construction, in or around any part of the real property collateral securing this Agreement (the “Real Property”), or in the soil, groundwater or soil vapor on or under the Real Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(b)	Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about any of the Borrower’s property or operations or property leased to the Borrower, whether or not the property has been taken by the Bank as collateral.
Upon demand by the Bank, the Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Real Property or which is brought or commenced against the Bank, whether alone or together with the Borrower or any other person, all at the Borrower’s own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment. In the alternative, the Bank may elect to conduct its own defense at the expense of the Borrower. The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement, repayment of the Borrower’s obligations to the Bank under this Agreement, and foreclosure of the deed of trust or mortgage encumbering the Real Property or similar proceedings. Notwithstanding the foregoing, the indemnity set forth above will not apply to any hazardous substances that originate on or under the Real Property after the date the Bank acquires title to the Real Property by foreclosure or deed in lieu of foreclosure.

11.2	Representation and Warranty Regarding Hazardous Substances. Before signing this Agreement, the Borrower researched and inquired into the previous uses and ownership of the Real Property. Based on that due diligence, the Borrower represents and warrants that to the best of its knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Real Property, except as the Borrower has disclosed to the Bank in writing.

11.3	Compliance Regarding Hazardous Substances. The Borrower has compiled, and will comply and cause all occupants of the Real Property to comply, with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances (“Environmental Laws”). The Borrower shall promptly, at the Borrower’s sole cost and expense, take all reasonable actions with respect to any hazardous substances or other environmental condition at, on, or under the Real Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Real Property; or (iii) maintain the fair market value of the Real Property. The Borrower acknowledges that hazardous substances may permanently and materially impair the value and use of the Real Property.

11.4	Notices Regarding Hazardous Substances. Until full repayment of the loan, the Borrower will promptly notify the Bank in writing if it knows, suspects or believes there may be any hazardous substance in or around the Real Property, or in the soil, groundwater or soil vapor on or under the Real Property, or that the Borrower or the Real Property may be subject to any threatened or pending investigation by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

11.5	Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit the Real Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Real Property and the personal property collateral, and following the date on which the Bank believes in good faith that there is a violation of any of the foregoing in this Section 11.5 or an event of default has occurred and is continuing, for the purpose of taking and removing environmental samples and conducting tests on any part of the Real Property. The Borrower shall reimburse the Bank on demand for the costs of any such environmental Investigation and testing that is undertaken in good faith or following an event of default hereunder. The Bank will make reasonable efforts during any site Visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Real Property and the personal property collateral. The Bank is under no duty, however, to visit or observe the Real Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower, (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Real Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

11.6	Definition of Hazardous Substance. “Hazardous substance” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.
12.	DEFAULT AND REMEDIES. If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice (unless specifically stated otherwise below). If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.
12.1	Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

12.2	Other Bank Agreements. Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank.

12.3	Cross default. Any default occurs under any agreement in connection with any loan of money ($1,000,000 or more in individually or in the aggregate) to the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed.

12.4	False Information. The Borrower or any Obligor has given the Bank materially false or misleading information or representations.

12.5	Bankruptcy. The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

12.6	Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

12.7	Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security, interest in any property given as security for this Agreement (or any guaranty).

12.8	Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

12.9	Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower’s financial condition or ability to repay or Panhandle’s ability to pay dividends to Borrower, including but not limited to formal or informal enforcement actions such as a memorandum of understanding or a cease and desist order.

12.10	Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

12.11	Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

12.12	Cure Provisions. If any default other than a default in payment is curable and if the Borrower has not been given a notice of a breach of the same provision of this Agreement within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from the Bank demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps that the Bank deems in the Bank’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.
13.	ENFORCING THIS AGREEMENT; MISCELLANEOUS.
13.1	GAAP. Except as otherwise stated in this Agreement, all financial information provided to the bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

13.2	Governing Law. This Agreement shall be governed by and constructed in accordance with the laws the State of California. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

13.3	Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

13.4	Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

13.5	Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. To the extent permitted by law, as used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel. If Bank determines that it is necessary or advisable to allocate Borrower’s Obligations under this Section to Facility A, Facility B, Facility C or some combination thereof, Bank may do so in its reasonable discretion and such allocation will be binding on the parties hereto for all purposes.

13.6	Set-Off.
(a)	In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)	The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)	For the purposes of this paragraph, “Deposits’ means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.
13.7	One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:
(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

13.8	Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand. If Bank determines that it is necessary or advisable to allocate Borrower’s Obligations under this Section to Facility A, Facility B, Facility C or some combination thereof, Bank may do so in its reasonable discretion and such allocation will be binding on the parties hereto for all purposes.

13.9	Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

13.10	Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

13.11	Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

13.12	Prior Loan Documents Superseded. This Agreement supersedes in full, but does not in any way discharge or satisfy any indebtedness outstanding under the Prior Loan Documents and all indebtedness outstanding thereunder is hereafter deemed to be outstanding under this Agreement.

     This Agreement is executed as of the date stated at the top of the first page.

	Pacific Coast Bankers’ Bank		Intermountain Community Bancorp

By	/s/ Jean Barlass	By	/s/ Curt Hecker
	Name: Jean Barlass		Name: Curt Hecker
	Title: VP/Sr. Loan Officer		Title: President / CEO

	Address where notices to		Address where notices to
	the Bank are to be sent:		the Borrower are to be sent:
	340 Pine Street, Suite 401		414 Church Street
	San Francisco, CA 94104		Sandpoint, ID 83864

	Facsimile: (415) 788-7225		Facsimile:
	Telephone: (877) 399-1950		Telephone: (509) 363-2635